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NEWS RELEASE

Contact: Raymond J. Pacini
         Chief Executive Officer
         California Coastal Communities, Inc.
         (949) 250-7781

                CALC STOCKHOLDERS APPROVE RESTRICTIONS ON 5%
             HOLDERS IN ORDER TO PRESERVE TAX LOSS CARRYFORWARDS

     IRVINE, California--October 14, 1999--California Coastal Communities, Inc., (NASDAQ:CALC) announced today that, in response to an unsolicited written consent from a majority of its stockholders, the Company has amended its certificate of incorporation in order to preserve the ability of the Company to utilize its $190 million of tax loss carryforwards ("NOLs"). The amendments prohibit future purchases of the Company's common stock by persons who would become new 5% holders, and also prohibit current holders of over 5% from increasing their positions, except in certain permissible circumstances which would not jeopardize the Company's ability to use its NOLs.

     As a result of transactions by holders of over 5% of the Company's common stock and repurchases by the Company over the past year, the Company has experienced an ownership shift of approximately 38%. Since under the Internal Revenue Code the Company's use of its NOLs would be severely restricted (based on its market capitalization) if it experiences an ownership change of 50% or more, the Company's majority stockholders requested that the Board of Directors enact the amendments, which have been determined to be in the best interests of the Company and its stockholders.